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               [letterhead of Ballard Spahr Andrews & Ingersoll]





                                        November 22, 1996


Sidley & Austin
One First National Plaza
Chicago, Illinois  60603

                 Re:      Strong Schafer Value Fund, Inc.

Ladies and Gentlemen:

                 We have served as Maryland counsel to Strong Schafer Value Fund, Inc., a Maryland corporation (the "Company"), and you have asked us to provide our opinion under Maryland law with respect to the issuance of the 6,161,153 shares (the "Shares") of Common Stock, $.10 par value per share (the "Common Stock"), of the Company issued and sold by the Company during its fiscal year ended September 30, 1996 (the "Fiscal Year"), the registration of which under the Securities Act of 1933, as amended (the "1933 Act"), is to be made definite by a notice dated the date hereof to be filed by the Company with the Securities and Exchange Commission pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "Form 24F-2").

                 In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

                 1. The charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

                 2. The Bylaws of the Company, certified as of a recent date by the Secretary of the Company;
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November 22, 1996
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                 3.       All resolutions adopted by the Board of Directors of
the Company authorizing the sale and issuance of the Shares of the Company during the Fiscal Year, certified as of a recent date by the Secretary of the Company;

                 4. A certificate as of a recent date of the SDAT as to the good standing of the Company;

                 5.       The Form 24F-2;

                 6. A certificate executed by Brendan J. Spillane, Secretary of the Company, dated November 22, 1996;


                 7. A specimen certificate representing shares of Common Stock, certified as of a recent date by the Secretary of the Company; and

                 8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

                 In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

                 1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms except as limited (a) by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors' rights or (b) by general equitable principles.

                 2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

                 3. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.





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November 22, 1996
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                 4.       All Documents submitted to us as originals are
authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There have been no modifications of or amendments to the Documents and there has been no waiver of any of the provisions of the Documents, by action or conduct of the parties or otherwise.


                 5. All Shares issued by the Company during the Fiscal Year were issued and sold after the effective date of the Company's Registration Statement on Form N-1A, as amended, with respect to the Shares and in exchange for the consideration, paid in cash or by reinvestment of distributions, as approved by the Board of Directors of the Company and at no time in the Fiscal Year did the number of shares issued and outstanding exceed the number of shares the Company is authorized to issue pursuant to its charter.

                 The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

                 Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Shares issued by the Company during the Fiscal Year are validly issued, fully paid and nonassessable.

                 The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the effect or applicability of any federal or state securities laws, including the securities laws of the State of Maryland, or as to any federal or state law regarding fraudulent transfers.

                 We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.





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                 We hereby consent to the filing of this opinion with the
Securities and Exchange Commission as an attachment to your opinion of even date herewith to be filed with the Form 24F-2. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                 This opinion is being furnished to you solely for your benefit. Accordingly, except as noted above, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

                                                Very truly yours,


                                       /s/ Ballard Spahr Andrews & Ingersoll
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